Exhibit 12.1


                          COMCAST CABLE COMMUNICATIONS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                                                 Years Ended December 31,

                                                         2001               2000               1999
Earnings (loss) before fixed charges (1):
     Income (loss) before extraordinary items
          and cumulative effect of accounting
          changes                                      ($ 360.9)          $  113.1           ($ 247.5)

     Minority interest                                                                         (107.9)

     Income tax expense (benefit)                         (36.6)             299.9              (46.2)

     Fixed charges                                        585.4              531.9              362.9
                                                       --------           --------           --------

                                                       $  187.9           $  944.9           ($  38.7)
                                                       ========           ========           ========

Fixed charges (1):

     Interest expense                                  $  546.1           $  515.7              352.9

     Interest expense on notes payable
          to affiliates                                    39.3               16.2               10.0
                                                       --------           --------           --------

                                                       $  585.4           $  531.9           $  362.9
                                                       ========           ========           ========

Ratio of earnings to fixed charges (2)                     0.32               1.78               --

_______________________

(1) For the purpose of calculating the ratio of earnings to fixed charges, earnings (loss) consist of earnings (loss) before extraordinary items, cumulative effect of accounting changes, minority interest, income tax expense (benefit), and fixed charges. Fixed charges consist of interest expense and interest expense on notes payable to affiliates.

(2) For the year ended December 31, 1999, earnings, as defined above, were inadequate to cover fixed charges by $401.6 million.